DISTRIBUTION AGREEMENT

AGREEMENT dated as of October 22, 2004 by and between KANSAS CITY LIFE INSURANCE COMPANY (“Insurer”), a Missouri insurance company, on its behalf and on behalf of each separate account identified in Schedule 1 hereto, and SUNSET FINANCIAL SERVICES, INC. (“Distributor”), a Washington corporation.

WITNESSETH:

WHEREAS, Distributor is a broker-dealer that engages in the distribution of variable insurance products and other investment products; and

WHEREAS, Insurer desires to issue certain variable insurance products described more fully below to the public through Distributor acting as principal underwriter,

NOW, THEREFORE, in consideration of their mutual promises, and of other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Insurer and Distributor hereby agree as follows:

1.	Definitions.

a.
Contracts -- The class or classes of variable insurance products set forth on Schedule l to this Agreement as in effect at the time this Agreement is executed, and such other classes of variable insurance products that may be added to Schedule 1 from time to time in accordance with Section 11.b of this Agreement, and including any riders to such contracts and any other contracts offered in connection therewith.  For this purpose and under this Agreement generally, a “class of Contracts” shall mean those Contracts issued by Insurer on the same policy form or forms and covered by the same Registration Statement.

b.
Registration Statement -- At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment.  For purposes of Section 9 of this Agreement, the term “Registration Statement” means any document that is or at any time was a Registration Statement within the meaning of this Section 1.b.

c.
Prospectus -- The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the most recently filed prospectus filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 9 of this Agreement, the term “any Prospectus” means any document that is or at any time was a Prospectus within the meaning of this Section l.c.

d.	Fund -- An investment company in which the Variable Account invests.

e.
Variable Account -- A separate account supporting a class or classes of Contracts and specified on Schedule 1 as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with Section 11.b of this Agreement.

f.	1933 Act -- The Securities Act of 1933, as amended.

g.	1934 Act -- The Securities Exchange Act of 1934, as amended.

h.	1940 Act -- The Investment Company Act of 1940, as amended.

i.	SEC -- The Securities and Exchange Commission.

j.	NASD -- NASD, Inc.

k.	Regulations --The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

l.
Selling Broker-Dealer -- A person or entity registered as a broker-dealer and licensed as a life insurance agent or affiliated with a person or entity so licensed, and authorized to offer and sell the Contracts pursuant to a sales agreement as provided for in Section 4 of this Agreement.

m.	Representative -- When used with reference to Distributor or a Selling Broker-Dealer, an individual who is registered as a principal or representative of such Distributor or Selling Broker-Dealer.

n.	Application -- An application for a Contract.

o.	Premium -- A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

p.	Customer Service Center -- The service center identified in the Prospectus as the location at which Premiums and Applications are accepted.

2.	Authorization and Appointment.

a.
Scope of Authority.  Insurer hereby authorizes Distributor on an exclusive basis, and Distributor accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act and the conditions outlined herein, to be the distributor and principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement.  Insurer hereby authorizes Distributor to grant authority to Selling Broker-Dealers to solicit Applications and Premiums to the extent Distributor deems appropriate and consistent with the marketing program for the Contracts or a class of Contracts, subject to the conditions set forth in Section 4 of this Agreement.  Distributor shall use its best efforts to market the Contracts actively, directly and/or through Selling Broker-Dealers in accordance with Section 4 of this Agreement, subject to compliance with applicable law, including the rules of the NASD.

b.
Limits on Authority.  Distributor shall act as an independent contractor and nothing herein contained shall constitute Distributor or its agents, officers or employees as agents, officers or employees of Insurer solely by virtue of their activities in connection with the sale of the Contracts hereunder.  Distributor and its Representatives shall not have authority, on behalf of Insurer:  to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to Insurer).  Distributor shall not expend, nor contract for the expenditure of, the funds of Insurer.  Distributor shall not possess or exercise any authority on behalf of Insurer other than that expressly conferred on Distributor by this Agreement.  Distributor acknowledges and agrees that Insurer shall have the right at any time to suspend or limit the public offering of the Contracts.

3.	Solicitation Activities.

a.
Distributor Representatives.  No Distributor Representative shall solicit the sale of a Contract unless at the time of such solicitation such individual is duly registered with the NASD and duly licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of Insurer.  In addition, Distributor will not employ, or permit to be associated with it, in any material connection with the Contracts or the handling of Contract assets, any person who, to the knowledge of Distributor, is subject to statutory disqualification as set forth in Section 3(a)(39) of the 1934 Act.

b.
Sales and Solicitation Activities.  All solicitation and sales activities engaged in by Distributor and the Distributor Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, with the rules of the NASD, as well as with all applicable insurance laws and regulations, including any insurance laws and regulations related to suitability, and any of the rules and procedures that Insurer may issue from time to time. In particular, without limiting the generality of the foregoing:

(1)
Distributor shall train, supervise and be solely responsible for the conduct of Distributor Representatives with regard to their solicitation of Applications and Premiums and distribution of the Contracts, and shall supervise their compliance with applicable rules and regulations of any insurance or securities regulatory agencies or self-regulatory organizations that have jurisdiction over variable insurance product activities.

(2)
Neither Distributor nor any Distributor Representative shall offer, attempt to offer, or solicit Applications for, the Contracts in any state or other jurisdiction unless Insurer has notified Distributor that such Contracts may lawfully be sold or offered for sale in such state, and has not subsequently revised such notice.

(3)
Neither Distributor nor any Distributor Representative shall give any information or make any representation in regard to a class of Contracts in connection with the offer or sale of such class of Contracts that is not in accordance with the Prospectus and the Statement of Additional Information for such class of Contracts, or in the then-currently effective prospectus or statement of additional information for a Fund, or in current promotional, sales or advertising materials for such class of Contracts authorized by Insurer.

(4)
Completed applications for the Contracts solicited by Distributor or Distributor’s Representatives shall be transmitted directly to Insurer, generally by noon of the next business day following their receipt by Distributor, and in any event within such period required by applicable law.  All payments under the Contracts shall be made by check payable to Insurer or by other method acceptable to Insurer as set forth in the Prospectus.  If any Premium is held at any time by Distributor, Distributor shall hold such Premium in a fiduciary capacity and such Premium shall be remitted promptly to Insurer in accordance with applicable law.  Distributor acknowledges that all such Premiums, whether by check or wire, shall be the property of Insurer.  Distributor acknowledges that Insurer shall have the unconditional right to reject, in whole or in part, any Application or Premium.

c.
Representations, Warranties and Covenants of Distributor.  Distributor represents and warrants to Insurer that Distributor is, and covenants that it shall remain during the term of this Agreement: (i) registered as a broker-dealer under the 1934 Act; (ii) a member in good standing of the NASD; (iii) duly registered under applicable state securities laws; and (iv) not within those classes of persons disqualified from serving as a principal underwriter pursuant to Section 9(a) of the 1940 Act.

4.
Selling Broker-Dealers.  Distributor shall not recommend a prospective Selling Broker-Dealer unless Distributor first conducts due diligence on such prospect and determines that the prospective Selling Broker-Dealer meets any standards that Insurer and Distributor may establish from time to time.  Distributor shall ensure that sales of the Contracts by Selling Broker-Dealers comply with the following conditions, and any additional conditions Insurer may specify from time to time.

a.
Registration and Licensing. Every Selling Broker-Dealer shall be both registered as a broker-dealer with the SEC, be a member of the NASD, and be licensed as an insurance agent with authority to sell the Contracts or associated with an insurance agent so licensed.  Any individuals to be authorized to act on behalf of Selling Broker-Dealer shall be duly registered with the NASD as representatives of Selling Broker-Dealer with authority to sell the Contracts, and shall be licensed as insurance agents with authority to sell the Contracts.  Distributor shall verify that Selling Broker-Dealer and its Representatives are duly licensed under applicable state insurance law to sell the Contracts (or, if Broker-Dealer is not so licensed, that it is associated with an entity so licensed).

b.
Appointment by Insurer.  Every Selling Broker-Dealer (or, if applicable, its associated insurance agency) and each of its Representatives shall have been appointed by Insurer, provided that Insurer reserves the right to refuse to appoint any proposed person, or once appointed, to refuse to renew or to terminate such appointment.

c.
Requirement for Sales Agreement.  Every Selling Broker-Dealer must enter into a written sales agreement with Distributor which sales agreement, among other things, will require such Selling Broker-Dealer to use its best efforts to solicit applications for Contracts and to comply with applicable laws and regulations, as well as with any rules and procedures that Insurer may issue from time to time, and will contain such other provisions as the Distributor deems to be consistent herewith.

d.
Suitability. In view of Insurer’s desire to ensure that Contracts will be sold to purchasers for whom the Contracts will be suitable, the written Sales Agreement shall require that Selling Broker-Dealers and their Representatives not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for the applicant.  While not limited to the following, a determination of suitability shall be based on information supplied by an applicant after a reasonable inquiry concerning the applicant’s other security holdings, insurance and investment objectives, occupation, marital status, age, number of dependents, investment objectives, risk tolerance, tax status, previous investment experience, liquid net worth, other investments and savings, annual income, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contract applied for and will keep the Contract in force for a sufficient period of time.

5.	Prospectuses, Registration Statements, Contract Forms and Sales Materials.

a.
Preparation and Filing of Prospectuses, Registration Statements and Contract Forms.  Insurer shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required.  Insurer agrees to forward to Distributor copies of any and all amendments to the Registration Statement.

b.           Notification by Insurer.  Insurer agrees to advise Distributor immediately of:

(1)	Any request by the SEC (i) for amendment of the Registration Statement, or (ii) for additional information that Insurer determines is material to Distributor;
(2)	The issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and
(3)
The occurrence of any material event, if known by Insurer, that makes untrue any material statement made in the Registration Statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

c.
Preparation and Filing of Sales Materials.  Insurer shall be primarily responsible for the design and preparation of all promotional, sales and advertising material relating to the Contracts.  Distributor shall be responsible for filing such material, as required, with the NASD and any state securities regulatory authorities.  Insurer shall be responsible for filing all promotional, sales or advertising material, as required, with any state insurance regulatory authorities.

d.
Resolution of Comments.  The parties shall notify each other expeditiously of any comments provided by the SEC, NASD or any securities or insurance regulatory authority on materials described in Section 5(c), and will cooperate expeditiously in resolving and implementing any comments, as applicable.

e.
Use in Solicitation Activities.  Insurer shall be responsible for furnishing Distributor with such Applications, Prospectuses and other materials for use by Distributor and any Selling Broker-Dealers in their solicitation activities with respect to the Contracts.  Insurer shall notify Distributor of those states or jurisdictions that require delivery of a statement of additional information with a prospectus to a prospective purchaser.  Distributor shall not use and will take reasonable steps to ensure that its Representatives do not use any advertising materials that have not been previously approved by Insurer.  In the event that Insurer chooses to recall any such materials, Distributor will promptly cease their use.

6.	Compensation and Expenses.

a.
Paymaster Activities.  Insurer shall pay compensation for sales of the Contracts.  Insurer may apply commissions otherwise payable to Distributor to make payments on behalf of Distributor to Distributor’s Representatives and Selling Broker-Dealers.  Insurer shall pay commissions payable to designated Representatives of Distributor as paying agent on behalf of Distributor and will maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of Distributor.  Such payments may include certain amounts to Representatives as an advance on commissions payable by Distributor.  Insurer acknowledges and agrees that its services in this regard are purely ministerial and clerical in nature and shall not interfere with the control and supervision exercised by Distributor over its Representatives with regard to the Contracts.  Insurer further acknowledges and agrees that Distributor shall not be liable to any Selling Broker-Dealers or Representatives for commissions payable hereunder.  Insurer shall have no right to compensation for the performance of any activities described in this Section 6.  Representatives of Distributor shall have no interest in this Agreement or right to any compensation to be paid by or on behalf of Distributor hereunder prior to their receipt thereof.

b.
Payment to Selling Broker-Dealers. In addition, Insurer shall pay or arrange for the payment of any compensation due to Selling Broker-Dealers on behalf of Distributor in accordance with directions that Distributor may provide from time to time.

c.	Insurer’s Responsibility for Expenses. Insurer shall pay all expenses in connection with:

(1)
the preparation and filing of each Registration Statement (including each pre-effective and post-effective amendment thereto) and the preparation and filing of each Prospectus (including any preliminary and each definitive Prospectus);

(2)	the preparation, underwriting, issuance and administration of the Contracts;

(3)	any registration, qualification or approval or other filing of the Contracts or Contract forms required under the securities or insurance laws of the states in which the Contracts will be offered;

(4)	all registration fees for the Contracts payable to the SEC;

(5)	the printing and mailing of definitive Prospectuses for the Contracts and any supplements thereto for distribution to existing Contract owners; and

(6)	the printing and mailing of all promotional materials relating to the Contracts.

d.	Distributor’s Responsibility for Expenses. Distributor shall pay the following expenses related to its distribution of the Contracts:

(1)	NASD filing fees and expenses of Representatives for which the Distributor agrees to be responsible; and

(2)	any other expenses incurred by Distributor or its employees for the purpose of carrying out the obligations of Distributor hereunder.

7.	Compliance.

a.
Maintaining Registration and Approvals.  Insurer shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

b.
Confirmations and 1934 Act Compliance.  Insurer, as agent for Distributor, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act acceptance of Premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder, or by any other SEC or NASD rule requiring the delivery of such information.  Insurer shall maintain and preserve such books and records with respect to such confirmations and all other required books of account and related financial records relating to the distribution of the Contracts in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply.  Insurer shall maintain all such books and records and hold such books and records on behalf of and as agent for Distributor whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, the NASD, and by all other regulatory bodies having jurisdiction over the Contracts or Distributor.

c.
Maintenance of Books and Records.  To the extent Insurer employs electronic storage media in connection with books and records created, maintained and stored on behalf of Distributor, Insurer agrees to comply with the requirements set forth in Rule 17a-4(f)(3)(vii) and 17a-4(i) of the 1934 Act.  With respect to any books and records maintained or preserved on behalf of Distributor, Insurer hereby undertakes to permit examination of such books and records at any time or from time to time during business hours by representatives or designees of the SEC, and to promptly furnish to the SEC or its designee true, correct, complete and current hard copy of any or all of any part of such books and records.  Subject to Distributor’s approval, Insurer reserves the right to delegate the duties set forth in this Section 7.c to a third party administrator mutually agreeable to both parties.

d.
Privacy.  Insurer and Distributor hereby acknowledge and agree that they are subject to Title V of the Gramm-Leach-Bliley Act of 1999 and to implementing regulations (“Privacy Regulations”) promulgated thereunder, and that any nonpublic personal information regarding “customers” or “consumers” of the parties, as those terms are defined in Privacy Regulations, shall be shared between the parties and with others only in accordance with the requirements of such Privacy Regulations.  These limitations shall include, but be not limited to, restrictions on the use and re-use of such nonpublic personal information.  If other applicable privacy laws, including any such laws or regulations promulgated by a state or municipality having jurisdiction over the parties, should afford customers or consumers greater protections or rights than those provided by the Privacy Regulations or should impose greater obligations or restrictions on the parties (“Additional Privacy Laws”), the parties shall comply with the terms of such Additional Privacy Laws.

e.
Reports.  Each party shall furnish or cause to be furnished to the other such reports as the party may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under applicable law.

f.
Issuance and Administration of Contracts.  Insurer shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, including all Contract owner communications, provided, however, that Distributor shall have full responsibility for the securities activities of all persons employed by the Insurer who are engaged directly or indirectly in the Contract operations, and for the training, supervision and control of such persons to the extent of such activities.  Subject to Distributor’s approval, Insurer reserves the right to delegate the duties set forth in this Section 7.f to a third party administrator mutually agreeable to both parties.

g.
Anti-Money Laundering Compliance.  Distributor represents and warrants that it has, and covenants that it shall continue to have, an anti-money laundering compliance program as required by NASD Rule 3011.

8.	Investigations and Proceedings.

a.
Cooperation.  Distributor and Insurer shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement.  Without limiting the foregoing, Insurer and Distributor shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts.  In addition, Distributor agrees to furnish regulatory authorities with any information or reports in connection with the services it provides under this Agreement that may be requested in order to ascertain whether the operations of Insurer, Distributor or the Variable Accounts are being conducted in a manner consistent with applicable laws and regulations.  Distributor further agrees to comply with the reporting requirements imposed by NASD Conduct Rule 3070 with regard to sales of the Contracts and the activities of Representatives.

b.
Customer Complaints.  Distributor and Insurer shall cooperate fully in responding to any customer complaints.  Distributor will promptly provide to Insurer a copy of all customer complaints received by Distributor concerning or related to the Contracts, Insurer, Distributor, its Representatives, a Selling Broker-Dealer, or any Representative of a Selling Broker-Dealer, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder.  Insurer will promptly provide to Distributor a copy of all customer complaints received by Insurer concerning or related to the Contracts, Insurer, Distributor, its Representatives, a Selling Broker-Dealer, or any Representative of a Selling Broker-Dealer, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder.  Distributor will timely provide information as needed to enable Insurer to respond to such complaints, and, at Insurer’s option, will itself respond to such complaints as directed by Insurer or as required by federal or state securities laws or the rules of the NASD.  Without limiting the foregoing, Insurer agrees to notify the Distributor if persons associated with Insurer are the subject of any written customer complaint involving allegations of theft, forgery or misappropriation of funds or securities, or is the subject of any claim for damages by a customer, broker, or dealer that is settled for an amount exceeding $15,000, or for such other amount as Distributor may request from time to time.

9.	Indemnification.

a.
By Insurer.  Insurer shall indemnify and hold harmless Distributor and each person who controls or is associated with Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)
arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any (i) Registration Statement or in any Prospectus or (ii) blue-sky application or other document executed by Insurer specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; provided that Insurer shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to Insurer by Distributor specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto; or

(2)	result from any breach by Insurer of any provision of this Agreement.

This indemnification agreement shall be in addition to any liability that Insurer may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

b.
By Distributor.  Distributor shall indemnify and hold harmless Insurer and each person who controls or is associated with Insurer within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Insurer and/or any such person may become subject under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)
arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any (i) Registration Statement or in any Prospectus, or (ii) blue-sky application or other document executed by Insurer specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to Insurer specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto; or

(2)
result because of any use by Distributor or any Distributor Representative of promotional, sales or advertising material not authorized by Insurer or any verbal or written misrepresentations by Distributor or any Distributor Representative or any unlawful sales practices concerning the Contracts by Distributor or any Distributor Representative under federal securities laws or NASD regulations; or

(3)	result from any breach by Distributor of any provision of this Agreement.

This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

c.
General.  Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section 9 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 9 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 9.  The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relive such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself.

d.
Effect of Termination.  The indemnification provisions contained in this Section 9 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or Insurer, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 9.

10.
Termination.  This Agreement shall terminate automatically if it is assigned by a party without the prior written consent of the other party.  This Agreement may be terminated at any time for any reason or for no reason by either party upon 60 days’ written notice to the other party, without payment of any penalty.  (The term “assigned” as used in this Section 10 shall not be read to include any transaction exempted from Section 15(b)(2) of the 1940 Act.)  This Agreement may be terminated immediately at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party.  Upon termination of this Agreement all authorizations, rights and obligations shall cease except: (i) the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications signed prior to termination and (ii) the agreements contained in Sections 6, 7.b, 7.c, 7.d, 8, 9, 11(g) and 11(h) of this Agreement.

11.	Miscellaneous.

a.
Binding Effect.  This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

b.
Schedules.  The parties to this Agreement may amend Schedule 1 to this Agreement from time to time to reflect additions of any class of Contracts and Variable Accounts.  The provisions of this Agreement shall be equally applicable to each such class of Contracts and each Variable Account that may be added to the Schedule, unless the context otherwise requires.  Insurer may amend Schedule 2 unilaterally, from time to time.  Any other change in the terms or provisions of this Agreement~~-~~ shall be by written agreement between Insurer and Distributor.

c.
Rights, Remedies, etc, are Cumulative.  The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.  Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

d.	Notices. All notices hereunder are to be made in writing and shall be given:

if to Insurer, to:

[Mr.Gary K. Hoffman]
Kansas City Life Insurance Company
3520 Broadway
Kansas City, MO 64111

if to Distributor, to:

[Mr. Gregory E. Smith]
Sunset Financial Services, Inc.
3520 Broadway
Kansas City, MO 64111

or such other address as such party may hereafter specify in writing.  Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.  Failure to provide written notice shall not constitute a defense to any action unless the party who did not receive written notice was materially prejudiced thereby.

e.
Interpretation; Jurisdiction.  This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter.  No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement.  This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Missouri without giving effect to principles of conflict of laws.

f.
Severability.  This is a severable Agreement.  In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

g.
Confidentiality.  The parties covenant and agree that they will not at any time during or after the termination of this Agreement, reveal, divulge or make known to any person (other than their respective directors, officers, employees, agents, professional advisors or affiliates who need to know such information for the performance of obligations hereunder), or use for their own account or purposes or for any other account or purpose other than the performance of obligations under this Agreement, any confidential or proprietary information, including but not limited to information about applicants for or purchasers of the Contracts, business plans, product designs, marketing strategies, action plans, pricing, methods, processes, records, financial information or other data, trade secrets, customer lists, nonpublic personal information concerning “consumers” or “customers” as described in Section 7.d herein, or any other information obtained as a result of this Agreement, whether any such information is in oral or printed form or on any computer tapes, computer disks or other forms of electronic or magnetic media (collectively the “confidential information”) used or owned by a party or any of its affiliates and made known (whether or not with the knowledge and permission of such party or any of its affiliates, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the parties) to the other party at any time by reason of their association under this Agreement; provided, however, that confidential information shall not include any information:  (i) that was previously known by a party from a source, other than the other party (or any affiliate thereof), without an obligation of confidence; (ii) that was previously disclosed in a lawful manner to a party without breach of this Agreement or of any other applicable agreement, and without any requirement of confidentiality; (iii) that was or is rightfully received from a third party without an obligation of confidence or from publicly available sources without obligations of confidence; (iv) that is in the public domain; (v) that was or is developed by means independent of information provided by a party or its affiliates.  The parties further covenant and agree that they shall retain all such knowledge and information that they acquire or develop respecting such confidential information in trust for the sole benefit of the parties, and their respective successors and assigns provided, further, that this Agreement shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction or by a self-regulatory organization of which a party is a member, except that no such disclosure shall be made sooner (unless otherwise compelled) than five (5) business days after a party’s written receipt of such an order.  The party receiving such an order shall promptly notify the other parties of the order.

h.
Unauthorized Access to Confidential Information. In the event either party knows or suspects that confidential information has been subject to unauthorized access, that party shall notify the other party and shall undertake reasonable steps to prevent further unauthorized access, to limit and mitigate any reasonably foreseeable harm resulting from the unauthorized disclosure, and to make such notifications and take other actions as are required under applicable law.

i.
Section and Other Headings.  The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

j.	Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

k.
Regulation.  This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the Regulations and the rules and regulations of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified below.  It will become effective on the later of execution or regulatory approval.

KANSAS CITY LIFE INSURANCE COMPANY

By:  /s/ William A. Schalekamp
Name:  William A. Schalekamp
Title:  SVP, GC & SEC

SUNSET FINANCIAL SERVICES, INC.

By:  /s/ Gregory E. Smith
Name:  Gregory E. Smith
Title:  President

SCHEDULE 1

VARIABLE CONTRACT	POLICY FORM	REGISTRATION STATEMENT	VARIABLE ACCOUNT
1. Kansas City Life Variable Life	J146	File No. 33-95354 811-9080	Kansas City Life Variable Life Separate Account

2. Century II Variable Annuity	J147	File No. 33-89984 811-8994	Kansas City Life Variable Annuity Separate Account

3. Kansas City Life Survivorship VUL	J150	File No. 333-25443 811-9080	Kansas City Life Variable Life Separate Account

4. Century II VUL Alliance Series	J155	File No. 333-49000 811-9080	Kansas City Life Variable Life Separate Account

5. Century II VA Affinity Series	J157	File No. 333-52290 811-8994	Kansas City Life Variable Annuity Separate Account

6. Century II Heritage Survivorship VUL	J158	File No. 333-69508 811-9080	Kansas City Life Variable Life Separate Account

7. Century II VA Freedom Series	J159	File No. 333-98805 811-8994	Kansas City Life Variable Annuity Separate Account

 SEPARATE ACCOUNTS

Kansas City Life Variable Annuity Separate Account
Established January 23, 1995

Kansas City Life Variable Life Separate Account
Established April 24, 1995

Schedule 2

The Distributor shall receive compensation based on such percentages of Premiums from sales of Contracts as may be selected by its Representatives from the grid appearing below.  All compensation payable to the Distributor shall be subject to Insurer’s vesting rules and also to indebtedness, charge-backs and other offsets and limitations asserted by the Insurer against its agents who are also representatives of the Distributor or of a Selling Broker-Dealer.

Schedule of Sales Commissions

Year	Commission Payable to Distributor (% of Premium)
1	4.2%
2-7	4.2%
8+	2.00%

A 0.062% (0.25% annually) asset based service fee will be paid quarterly starting at the end of the first quarter of the second policy year.